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                                                                     EXHIBIT 8.2

                    [Fulbright & Jaworski L.L.P. Letterhead]

                                  May 21, 2004

ILEX Oncology, Inc.
4545 Horizon Hill Boulevard
San Antonio, Texas  78229-2263

Ladies and Gentlemen:

       You have requested our opinion concerning certain United States federal income tax consequences related to the contemplated merger (the "FIRST MERGER") of Sub (defined below) with and into the Company (defined below) and the contemplated merger (the "SECOND MERGER," together with the First Merger, are sometimes collectively referred to herein as the "MERGERS") of the Company with and into LLC (defined below) pursuant to the Agreement and Plan of Merger dated as of February 26, 2004 (the "MERGER AGREEMENT"), by and among Genzyme Corporation, a Massachusetts corporation ("PARENT"), GLBC Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), GLBC LLC, a Delaware limited liability company and wholly-owned by Parent ("LLC"), and ILEX Oncology, Inc., a Delaware corporation (the "COMPANY").

       In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus of Parent and the Company (the "PROXY STATEMENT/PROSPECTUS") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "REGISTRATION STATEMENT"), (iii) the representation letters dated May 21, 2004 and delivered by Parent and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "DOCUMENTS").

       For purposes of this opinion, we have assumed (i) that the Mergers will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time and the time of closing of the Second Merger), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts,


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statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

       The opinion expressed herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, any of which may be changed at any time (possibly with retroactive effect). Any change in the authorities on which our opinion is based could affect our conclusions. We express no opinion other than as to the United States federal income tax matters set forth below. Our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Mergers.

       Based upon and subject to the foregoing, it is our opinion that the Mergers, either individually or collectively, will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       Our opinion assumes that all of the representations of Parent and the Company are true and complete on the date hereof and will continue to be true and complete at the Effective Time of the First Merger and the time of the closing of the Second Merger. Our opinion may not be relied upon if this assumption should prove to be inaccurate in any way. In addition, we will be asked to reaffirm the above opinion as of the Closing of the Mergers and we will not be able to do that if all of the representations of Parent and the Company are not true and complete at the Closing of the Mergers.

       The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not a guarantee of result and is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of a Company shareholder or of one or more of the parties to the Mergers. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

       Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which our opinion is based to become untrue or incorrect.

       This letter is furnished to you solely for use in connection with the Mergers, as described in the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus included as part of the Registration Statement, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus included as part of the Registration Statement, and to the reference to our

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firm in the Proxy Statement/Prospectus included as part of the Registration
Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                         Very truly yours,


                                         /s/ FULBRIGHT & JAWORSKI L.L.P.
                                         -----------------------------------
                                         FULBRIGHT & JAWORSKI L.L.P.




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